EXHIBIT 10.6

SearchPath International 1220 Huron Rd, 4th Floor Cleveland, OH 44115
June 18, 2007
Elin Young
24023 Letchworth Rd
Beachwood, OH 44122
Dear Elin,
This letter constitutes an offer of employment by SearchPathSM International (hereinafter referred to as “Company”) to Elin Young (hereinafter referred to as “you” or “your”) for the position of General Counsel.
Your duties as General Counsel will include but are not limited to company representation, contract review, and management of outside legal counsel. You also may assist in franchise sales and the on-boarding of all franchise prospects, maintain ongoing customer service to franchisees and assist in the growth and development of Company. You will work from your home, although Company will provide space for you in its offices as needed.
In full, complete, and adequate compensation for your services provided to Company, Company will compensate you as follows:
1. Salary—You will be paid a salary for 15% of your time calculated on an annual base salary of one hundred thirty thousand dollars ($130,000), which equates to one thousand six hundred twenty five dollars per month payable semi-monthly according to Company’s normal payroll schedule (15th and last day of the month). This amount will be adjusted as necessary if you work in excess or less than 15% over a sustained period of time.
2. Continuing education, bar association dues and attorney registration fees — A portion of your continuing education, bar association and attorney registration fees will be paid by the Company.
3. Malpractice Insurance — The Company will provide or pay for your malpractice insurance through a reputable insurance company licensed to do business in the State of Ohio.
4. Additional Compensation — you will be eligible to earn additional compensation as follows:
a. Bonus will be between 0% and 20% of annual salary provided company is profitable.
1. 50% of Bonus will be based on Company making its annual goal
2. 50% of Bonus will be based on personal achievements
3. Bonus will be paid in two installments on February 15th and March 15th of the following year.
b. A 5% bonus will be paid on any new franchisee sale generated strictly by you.
c. It is intended to grant equity in the company upon a public offering. It will be based on the success of franchisor organization, and will be vested over five years. You must be with the company for those five years prior to vesting.

5. Vacation — Since this position is considered part-time there is no designated vacation time. Upon full time status, three weeks vacation will be granted.
6. Healthcare — Since this position is considered part-time you will not have the ability to participate in the company healthcare benefit plan through Anthem Blue Cross Blue Shield. Upon full time status, the Company will pay 80% of the employees’ benefits to begin one month from start date. Any additional plan costs are your responsibility.
The Company, its officers and directors, and its heirs, successors and assigns agree to fully indemnify and hold you harmless from any and all claims brought or liabilities imposed against you, the Company, its officers, directors or employees as a result of your relationship with the Company.
I trust that the foregoing accurately reflects the terms we have discussed. If these terms are acceptable to you, please indicate your acceptances by signing the enclosed duplicate copy and returning it to me at your earliest convenience.
Very truly yours,
SearchPathSM International
ACKNOWLEDGEMENT
The undersigned agrees to and accepts the terms contained in this Letter Agreement.

/s/ Elin B. Young	/s/ Amy Johnston
Elin Young SSN:	Amy E. Johnston Vice President SearchPath International

8/10/07 (Date)	7-11-07 (Date)

(Witness signature)	(Date)

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